Exhibit 10.2

INVESTMENT AGREEMENT

Relating to Yibon Hotel Group Co., Ltd

By and Among

Yibon Hotel Group Co., Ltd,

Shanghai Bei Fu Industrial Co., Ltd,

KIP Growth Capital Fund No.17;

Korea Investment Global Frontier Fund No.20,

Ru Shi Limited

And

Yibon Group Existing Shareholders

April 2017

This agreement, dated April 5, 2017, is made in Shanghai by and among the following parties:

Party A: Yibon Hotel Group Co., Ltd

Domicile: Suite B-18, Floor 2, No.899, Hu Qingping Road, Minhang District, Shanghai

Party B: Shanghai Bei Fu Industrial Co., Ltd

Domicile: Suite A29, Floor 4, No.477, Fute West First Road, Free Trade Zone PRC (Shanghai).

Party C: KIP (comprised of the two parties set out below)

(1) KIP Growth Capital Fund No. 17 (the “KIP 17”)

Domicile: 10F ASEM Tower, 517 Yeongdong-daero, Gangnam-Gu, Seoul, Korea 06164.

(2) Korea Investment Global Frontier Fund No.20 (the “KIP 20”)

Domicile: 10F ASEM Tower, 517 Yeongdong-daero, Gangnam-Gu, Seoul, Korea 06164.

Party D: Ru Shi Ltd.

Domicile: Room 502, Bank of America Tower, 12 Harcourt Road, Central, Hong Kong.

Party E: Yibon Group Existing Shareholders (as shown in Annex I)

The foregoing parties are herein referred to individually as a “Party” and collectively as the “Parties”.

Article 1 Definitions

The following terms used herein shall have the following meanings and shall be interpreted accordingly:

“Agreement” shall mean this Investment Agreement entered into by and among Yibon Group, Bei Fu Industrial, KIP, Ru Shi Limited and Yibon Group Existing Shareholders.

“Company”, “Target Company” or “Yibon Group”, unless otherwise required by the context, shall mean Yibon Hotel Group Co., Ltd, namely, Party A.

“Bei Fu Industrial” shall mean Shanghai Bei Fu Industrial Co., Ltd, namely, Party B.

“KIP” shall mean KIP Growth Capital Fund No.17 and Korea Investment Global Frontier Fund No.20, namely, Party C.

“Ru Shi” shall mean Ru Shi Ltd, namely, Party D.

“Yibon Group Existing Shareholders” or “Existing Shareholders” shall mean all shareholders of Yibon Group prior to the carrying-out by Bei Fu Industrial and Ru Shi of the Proposed Investment in Yibon Group; namely, Party E.

“Yi Bai Hotel” shall mean Yi Bai Hotel Chain Co., Ltd, the predecessor of Yibon Group.

“Han Yi Hotel” shall mean Han Yi Hotel Management (Shanghai) Co., Ltd.

“Contributed Equity” shall mean the 100% interest held by Ru Shi in Han Yi Hotel;

“Investors” shall mean Bei Fu Industrial and KIP.

Proposed Investment shall mean the investment in the form of cash and the investment in the form of Contributed Equity to be effected by Bei Fu Industrial and Ru Shi respectively pursuant to the terms hereof.

“Party B Pre-Money Valuation” shall mean the valuation of the Company prior to the carrying-out of the Proposed Investment by Bei Fu Industrial calculated using the following formula:

Party B Pre-Money Valuation= Company 2016 Audited EBITDA *10 – Company 2016 Year End Audited Net Indebtedness

Given that the Company’s 2016 audited EBITDA still cannot be determined, per the mutual agreement and reasonable estimates of the Parties, the “Company 2016 Audited EBITDA” and “Company 2016 Year-End Audited Net Indebtedness” shall be put, on an interim basis, at RMB27 million and RMB25 million, respectively. Accordingly, “Party B Pre-Money Valuation” shall be put, on an interim basis, at RMB245 million (i.e. RMB270 million – RMB25 million). “Party B Pre-Money Valuation” shall be finalized based on the 2016 audit results of the Company.

“Net Indebtedness” shall calculated as follows:

Net Indebtedness = Shareholder Loans+ Bank Loans+ Other Loans + Received Franchise and Sublease Deposits – Paid Lease Deposit - Prepaid Rents – Cash On Hand ± Net Amount of Other Receivables and Payables (plus where the net amount consists of receivables, minus where the net amount consists of payables).

“Post-Money Valuation” shall mean the overall valuation of the Company, being the sum of Party B Pre-Money Valuation and Party B’s investment.

“EBITDA” shall mean the earnings before interest, tax, depreciation and amortization: EBITDA=net profit + interest + income tax + depreciation + amortization.

“Party C Investment Amount” shall mean RMB43.810555 million (= $5 million * 1.27 * 6.8993).

“Restructuring” shall mean the process consisting of the following steps: (1) Proposed Investment; and (2) Post-Investment Equity Swap.

“Contribution Payment” shall mean the full contribution by Bei Fu Industrial and Ru Shi to the Company of all cash/shareholding interest under the Proposed Investment in connection with their subscription of the newly increased registered capital of the Company.

“Include” and identical expressions, for the purposes hereof, do not imply a restriction and shall instead be construed as meaning “including but not limited to”.

“Post-Investment Equity Swap” shall mean the acquisition by KIP, following the Proposed Investment, of the Ru Shi’s shareholding interest in Yibon Group, in exchange for KIP’s convertible debt creditor rights under the Bond Subscription and Investment Agreement by and among KIP, Yi Bai Hotel and other parties thereto; KIP 17 and KIP 20 shall acquire such equity at the ratio of 35:65.

“Investment Completion” shall mean the concurrent satisfaction of the following conditions: (1) the Proposed Investment has been approved by the competent commerce authorities; (2) Bei Fu Industrial and Ru Shi have made their Contributions; and (3) all changes registration-related formalities required for the registered capital increase hereunder have been completed with the industrial and commercial authority of the domicile of the Company.

“Restructuring Completion” shall mean the concurrent satisfaction of the following conditions: (1) Investment Completion has been achieved; (2) all Post-Investment Equity Swap matters set out in Article 13 hereof have been fully implemented.

The shareholding structure following the Restructuring Completion shall be as set out in Annex IV.

“New Articles” shall mean the articles of association of the Target Company to be newly concluded or amended by the Existing Shareholders and Investors following the Investment Completion.

“Related Party Transaction” shall mean any transaction between the Company and the Company’s controlling shareholder(s), actual controller(s), director(s), supervisory board member(s), senior management personnel and any enterprise(s) under their direct or indirect control, and any other transaction likely to result in a transfer of benefits of the Company.

“Writing” shall mean any type of legible and preservable medium of expressions.

“Interim Period” shall mean the period commencing from the date hereof to the date of Investment Completion.

“PRC” shall mean the mainland of the People’s Republic of China and shall exclude, for the purpose of this Agreement, Hong Kong, Macao and Taiwan.

Article 2 Investment Background Information

2.1	Party A was established on September 25, 2010 and has, as of the date hereof, a registered capital of RMB one hundred and twenty-two million (RMB122,000,000). Party A’s shareholding structure is as set out in Annex II.

2.2	Han Yi Hotel was established on August 13, 2012 and has, as of the date hereof, a registered capital of five million US dollars ($5,000,000); Han Yi Hotel is 100% owned by Party D.

2.3	Party C is an indirect investor in Han Yi Hotel and possesses convertible debt creditor rights with respect to the shareholders of Han Yi Hotel.

2.4	Party B intends to invest in Party A in cash. Party B Pre-Money Valuation shall be finally determined based on the 2016 results of the Company to be audited by an auditor acceptable to Party B, and Party B’s actual investment amount shall be adjusted based on such finalized Party B Pre-Money Valuation.

2.5	Party D intends to use its ownership interest in Han Yi Hotel to invest in Party A and transfer, upon Investment Completion, its ownership interest in Party A to Party C.

NOW, THEREFORE, the foregoing Parties hereby reach the following agreement on the relevant investment matters for mutual observance.

Article 3 Contribution Subscription

3.1	Party B shall subscribe, by means of cash payment, for an amount of RMB sixty-three million six hundred and seventy-one thousand three hundred and fifty-three (RMB63,671,353) in the newly-increased registered capital of the Company, representing 30% of the equity of the Company following the Proposed Investment. The investment sum actually paid by Party B shall be equal to RMB one hundred and five million (RMB105,000,000.00) plus (minus) the additional (reduced) investment amount as set out in Article 7.1 and Article 7.2 herein. Of such sum, RMB sixty-three million six hundred and seventy-one thousand three hundred and fifty-three (RMB63,671,353.00) shall be recorded as the registered capital of the Company and the remainder shall be recorded as the capital reserves of the Company.

3.2	Party D shall subscribe, by means of the Contributed Equity, for an amount of RMB twenty-six million five hundred and sixty-six thousand four hundred and forty-seven (RMB26, 566,447) in the newly-increased registered capital of the Company, representing 12.5173% of the equity of the Company following the Proposed Investment. The actual deemed price of the Contributed Equity shall be equal to RMB thirty-one million six hundred and forty-seven thousand five hundred (RMB31,647,500.00). Of such price, RMB twenty-six million five hundred sixty-six thousand four hundred and forty-seven (RMB26,566,447) shall be recorded as the registered capital of the Company and the remainder shall be recorded as the capital reserves of the Company. Party D concurrently undertakes and warrants to the other Parties that its 100% interest in Han Yi Hotel is free and clear of any pledge, mortgage, seizure or any other defects in rights and that its capital contributions to Han Yi Hotel have been fully and actually paid.

3.3	Upon its subscription for the aforesaid contribution, Party B shall become a shareholder of the Company as from the date the commerce authority has granted approval and the corresponding investment amounts have been remitted into the designated account of the Company; upon its subscription for the aforesaid contribution, Party D shall become a shareholder of the Company as from the date the commerce authority has granted approval and the Contributed Equity has been approved for the change registration by the industrial and commercial authority and registered under the name of the Company. As from the day they become a shareholder of the Company, Party B and Party D shall be entitled to the same rights and interests as other shareholders of the Company in proportion to their post-investment shareholding interests in the Company.

3.4	Upon Investment Completion, the shareholding structure of the Company shall be as set out in Annex III.

3.5	Party C and Party E both agree to the Proposed Investment and waive their rights of first refusal and all of their other preferential rights and specially agreed-upon rights.

Article 4 Conditions Precedent to Investors’ Proposed Investment

4.1	The performance by the Investors of their Contribution obligations under the Proposed Investment shall be contingent upon the satisfaction of the following conditions precedent, each of which may be waived in whole or in part by the Investors either by signed Writing or by action (e.g. starting to perform substantial obligations like the payment of investment amounts):

4.1.1	Approvals required from the competent commerce authorities in connection with the Proposed Investment have all been obtained;

4.1.2	From the date hereof until immediately before the investment by Party B no changes materially adverse to the Proposed Investment have occurred to the business, assets, debts, operations and financial condition of the Target Company and its subsidiaries;

4.1.3	There exists no action or proceeding by any government authority that restricts, prohibits, delays or otherwise restrains or seeks to restrain the Investment Completion on grounds of antimonopoly or other factors;

4.2	As from the date hereof, the Parties shall fully cooperate with each other and do their best efforts to procure, by exercising either their influence or their control, the conditions precedent to the Proposed Investment stipulated in Article 4.1 to be satisfied as early as possible.

Article 5 Contribution Payment

5.1	Party B shall contribute its investment amounts in accordance with the following:

5.1.1	Within ten (10) business days from the approval by the competent commerce authority of the Proposed Investment, Party B shall wire to a bank account designated by the Company 50% of its investment amounts (disregarding, at this stage, the amount adjustments set forth in Article 7.1 and Article 7.2 herein), namely, RMB fifty-two million five hundred thousand (RMB52,500,000), as the first installment of capital contribution.

The deposit in the amount of RMB three million (RMB3, 000,000) paid by Party B before the execution of this Agreement shall automatically be counted towards the first installment of capital contribution.

Within ten (10) business days from the 2016 audit report for the Company being issued by an accounting firm with PRC securities and futures business qualifications acceptable to Party B and the Company 2016 Audited EBITDA being unanimously confirmed in Writing by Party A, Party B and Party E, Party B shall wire the remainder of its investment amounts into a bank account designated by the Company.

It is hereby specifically agreed that notwithstanding any definition in any other defined terms or any other provisions, for the purpose of calculating the Company 2016 Audited EBITDA, the audit, appraisal, legal and other intermediary expenses incurred by the Company in connection with the Proposed Investment/Restructuring shall not be included in the costs of the Company; and any such expenses which have been included in the costs when calculating the Company’s net profit shall be added back. In addition, the profits and losses from the disposal of stores (i.e. the assignment of stores) and interest accrued on the investment amount payments received from Party B shall not be included in the revenue of the Company. The accounting firm acceptable to Party B shall carry out the audit of the 2016 financial statements of the Company consistent with the PRC accounting standards and based on the accounting policies and estimates adopted by the financial statements dated May 31, 2016 audited by Zhonghui firm and the social security and other due diligence disclosures supplied by the Company.

5.1.2	Unless otherwise agreed by the Parties, the Proposed Investment shall terminate if it fails to obtain approval from the competent commerce authority(ies) within twelve (12) months from the date hereof, in which event the Parties shall owe each other no breach of contract liabilities.

5.2	Party D shall contribute the Contributed Equity in accordance with the following:

5.2.1	Immediately upon the Proposed Investment being approved by the competent commerce authority, the Company and Party D shall go through the change of shareholder’s registration with respect to Han Yi Hotel and the other Parties shall provide assistance and the completion time of such formalities shall be the date on which the industry and commerce authority approves such change registration of Han Yi Hotel.

5.2.2	Unless otherwise agreed by the Parties, the Proposed Investment shall terminate if it fails to obtain approval from the competent commerce authority(ies) within twelve (12) months from the date hereof, in which event the Parties shall owe each other no breach of contract liabilities.

Article 6 [Shareholding] Change Registration

6.1	Shareholding Change Registration

The Parties agree to grant the board of directors of the Company the full authority to handle the commerce authority filing and approval, the change registration with the industry and commerce authority and other formalities pertaining to the Restructuring. Upon approval of the competent commerce authority, the board of directors of the Company shall timely go through the change registration with the industry and commerce authority in connection with the Proposed Investment and the Parties shall provide assistance.

6.2	Responsibility for Relevant Expenses

The Company shall be responsible for the fees and relevant taxes and charges for appraisal, audit, legal services, foreign-invested company’s filing/approval and change registration with the industry and commerce authority and the like incurred in connection with the Restructuring. Such expenses shall be borne by Party E to the extent the Company shall be barred from assuming such expenses under relevant accounting and tax laws and regulations.

Article 7 Adjustment to Party B’s Investment Amount

7.1	In the event that Party B Pre-Money Valuation determined based on the 2016 audited results of the Company is less than RMB245 million, Party B may then reduce its investment accordingly by an amount calculated using the following formula:

Party B Investment Amount Reduction= (RMB245 million – Party B Pre-Money Valuation) * 30% ÷ 70%

7.2	In the event that Party B Pre-Money Valuation determined based on the 2016 audit results of the Company is higher than RMB245 million, Party B shall increase its investment by an amount calculated using the following formula:

Party B Investment Amount Increase = (Party B Pre-Money Valuation – RMB245 million) * 30% ÷ 70%

In the event that Party B Pre-Money Valuation determined based on the 2016 audit results of the Company is higher than RMB306.25 million, the Parties agree that Party B Pre-Money Valuation shall be determined as being equal to RMB306.25 million.

Article 8 Corporate Governance; Division of Business Responsibilities; Other Agreements

8.1	Upon Restructuring Completion, the Company shall put in place well-functioning corporate governance in accordance with laws and regulations.

8.2	Upon Restructuring Completion, the Company shall have a board of directors composed of five (5) members, of which two (2) shall be appointed by Party B, one (1) shall be appointed by Party C, and two (2) shall be appointed by Party E.

8.3	The Company shall formulate an annual financial budget specifying the annual capital expenditure plan, general expenditure plan, etc., which budget shall be submitted to the board for approval and shall be implemented stringently. The formulation of the aforesaid annual financial budget shall fully solicit prior advice from Party B’s directors and shall incorporate the reasonable comments raised by Party B’s directors in light of the interest of the Company. Concurrently, the Company shall establish stringent internal control such that the Company shall in all respects meet the corporate governance requirements expected to be met by a prospective listing company.

8.4	Upon Investment Completion, the Company’s senior management shall remain unchanged on an interim basis. Party B shall be entitled to appoint one financial head who shall, under the leadership of the chief financial officer, be responsible for the day-to-day oversight of the financing and investment, fund transfers and expenditures, and other activities of the Company.

8.5	None of the senior management personnel (general manager, deputy general manager, financial heads) of the Company shall concurrently hold any position with any enterprise in competition with the Company without the consent of the board of directors of the Company.

8.6	The Parties agree that the specific scope of activities of, and the business responsibilities division between, Party A and Party B, upon Investment Completion shall be discussed and decided by Party A, Party B and the board of directors of the Company.

8.7	In order to enhance the post-cooperation synergies between Party A and Party B, increase efficiency and reduce costs, to the extent needed by Party A, Party B agrees to decide, in light of the actual circumstances and conditions of Party A, to open up, either for fee or for free, its service back-end resources to Party A and establish shared platform(s), such shared resources to include without limitation development resources, human resources, financial management resources, membership system and IT informatization construction.

8.8	Without the consent of the other shareholders of the Company, no Party may transfer its shareholding interest in the Company to any transferee engaging in any business that is the same as or similar to that of the Company, nor shall it hold shareholding interest in the Company as a nominee for the account of any third party. If any disposal by any Party of its shareholding interest in the Company is to result in a change to the actual control of the Company, such disposal shall obtain prior consent from Party B and Party C. The rule whereby a shareholder disagreeing with a transfer shall be bound to purchase, failing which it shall be deemed to have consented shall not be applicable to this clause.

8.9	Upon Investment Completion, the Company shall implement option incentivization in favor of its employees and other persons approved by its board of directors. The draft option incentive plan shall be as set out in Annex VI and the general manager at the relevant time shall within the scope of such draft draw up a detailed option incentive plan to be implemented upon approval of the board of directors. The Parties shall at the relevant time approve and procure their appointed directors to approve such option incentive plan (so long as it falls within the scope of such draft) and cooperate with the signing of relevant legal documents.

8.10	Party B agrees that if and when Party B or its affiliated company engaged in hotel-related business conducts an initial public offering (whether directly or indirectly), Party B shall within a reasonable period of time prior to its submission of the listing application notify Party D and the Target Company’s then other shareholders in Writing, who may then exchange, at a reasonable valuation (no less than the Post-Money Valuation), their shareholding interests in the Target Company either for the shareholding interests in the listing company (in case of backdoor listing) or for the shareholding interests in Party B or its relevant affiliated company (in case of direct listing) ( “Share Exchange Right”). It is hereby specifically agreed that if Party D and the Target Company’s then other shareholders intend to exercise the aforesaid Share Exchange Right, they shall within 15 business days from receipt of Party B’s written notice give Party B an explicit written reply, failing which they shall be deemed to have waived their such right.

In the case of KIP 17, if, in connection with the proposed listing of Party B or its affiliated company, the shareholding interests in the Target Company fail to achieve the share exchange due to approval-related reasons, or Party B or its affiliated company fail to achieve listing by June 30, 2019, or KIP 17 waives in Writing its Share Exchange Right upon receipt of Party B’s notice under the first paragraph of this Article, then KIP 17 shall be entitled to demand Party B to buy back all of its shareholding interests in the Target Company at the price of RMB15,333,694, plus 6% annualized interest (simple interest), or to buy back part of its shareholding interests in the Target Company, in which case the buyback price shall be a proportionate part of RMB15,333,694, plus 6% annualized interest (simple interest), provided always that any compensatory payments, dividends and other incomes previously received by KIP 17 shall be deducted from such equity buyback price.

Within 60 days before June 30, 2019, KIP 17 shall be entitled to transfer, at its option, all of its shareholding interests in the Target Company to its affiliated fund(s) (“Affiliated Fund”), which fund shall then assume all rights and obligations of KIP 17 under this Agreement, provided however that the triggering conditions and the exercise period for the exercise by such Affiliated Fund of the right to demand Party B to buy back shareholding interests as provided under Article 8.10 hereof shall the same as those applicable to KIP 20, and that any compensatory payments, dividends and other incomes previously received by KIP 17 and the Affiliated Fund shall be deducted from such equity buyback price. In such event, the Parties shall approve and shall procure their appointed directors to approve such shareholding interest transfer matters; and taxes and charges arising out of such shareholding interest transfer shall be borne by KIP 17.

In the case of KIP 20, if, in connection with the proposed listing of Party B or its affiliated company, the shareholding interests in the Target Company fail to achieve the share exchange due to approval-related reasons, or Party B or its affiliated company fail to achieve listing by July 24, 2020, or KIP 20 waives in Writing its Share Exchange Right upon receipt of Party B’s notice under the first paragraph of this Article, then KIP 20 shall equally be entitled to demand Party B to buy back all of its shareholding interests in the Target Company at the price of RMB28,476,861, plus 6% annualized interest (simple interest), or to buy back part of its shareholding interests in the Target Company, in which case the buyback price shall be a proportionate part of RMB28,476,861, plus 6% annualized interest (simple interest), provided always that any compensatory payments, dividends and other incomes previously received by KIP 20 shall be deducted from such equity buyback price. If Party B buys back all or part of the aforesaid shareholding interests from KIP 20, then Party C’s right to appoint a director under Article 8.2 of this Agreement shall be enjoyed and exercised by Party B as from the date on which the buyback price is paid by Party B.

The aforesaid buybacks shall be completed or waived prior to the submission by Party B or its affiliated company of the formal listing application.

Party B shall procure its parent company GreenTree Hospitality (China) Co., Ltd. to provide joint and several guarantees in respect of Party B’s buyback obligations under this Article and the guarantee letter issued by Party B’s parent company and subsequently confirmed by Party C shall be attached hereto as Annex IX.

8.11	Party A and Party E hereby undertake to procure relevant parties to enter into with Zhang Wei, before the execution of this Agreement, the Agreement to Terminate the Investment and Contribution Agreement pertaining to the recognition of Zhang Wei’s investments in Yibon Hotel and Hanyi Hotel as creditor’s rights, and which agreement shall then be submitted to Party B for verification and confirmation, and shall, when so verified and confirmed, be attached hereto as Annex VII. The investment amounts of Zhang Wei as shall be repayable by the Company has been factored into the Party B Pre-Money Valuation provided herein.

8.12	Party C and Party D hereby undertake to enter into, concurrently with the execution of this Agreement, a written agreement in connection with the plan and arrangement for the ultimate exchange of the convertible debt claims under the Bond Subscription and Investment Agreement among Party C, Party D and Yibon Hotel and other parties thereto for Party D’s shareholding interests in the Company to be assigned by Party D to Party C, their respective rights and obligations, the implementing procedures, and the deadline for the ultimate completion of such debt-equity swap, and other matters, which agreement shall then be submitted to Party B for verification and confirmation, and shall, when so verified and confirmed, be attached hereto as Annex V.

Article 9 Investors’ Rights and Obligations

9.1	Party B and Party D shall make Contributions in accordance with the time limits set out herein; Party C and Party D shall complete Post-Investment Equity Swap matters in accordance with the time limits set out herein.

9.2 Information Right

Upon Investment Completion the Investors shall enjoy information rights with respect to the Target Company and its subsidiaries. The Target Company and its subsidiaries shall provide the Investors with the following information and the Investors shall be obligated to maintain the same in confidence:

(1) quarterly consolidated financial report and parent company financial report, to be provided within 20 days after the end of each quarter;

(2) semi-annual consolidated financial report and parent company financial report, to be provided within 30 days after the end of each half-year.

9.3 Anti-Dilution

Upon Investment Completion, unless otherwise agreed by the Investors, the Target Company shall not bring in other investors at a price lower than the Proposed Investment or on terms more favorable than the Proposed Investment, other than in the event of an equity transfer by an Existing Shareholder to his spouse and immediate relatives or the implementation of employee equity incentivization.

9.4 Right of First Refusal; Tag-Along Right; Right to Demand Buybacks; Drag-Along Right; Preemptive Right

Upon Investment Completion, the Investors shall enjoy the right of first refusal and the tag-along right, except in the event of an equity transfer by an Existing Shareholder to his spouse and immediate relatives or the implementation of employee equity incentivization.

9.4.1 Right of First Refusal

Unless otherwise agreed herein, if, upon approval of the shareholders’ meeting of the Target Company, an Existing Shareholder transfers, directly or indirectly, its Target Company interest to any third party, the Investors shall each have the prior right to purchase such interest under the same conditions. The Investors shall decide whether to exercise their rights of first refusal within five (5) business days from the board meeting or shareholders meeting convened to review such equity transfer by the Existing Shareholder. In case more than one Investor have decided to exercise their right of first refusal, such shareholding interest shall be allocated between them in proportion to their shareholding interests. When an Investor opts to exercise its right of first refusal, it shall give a pertinent written notice to such Existing Shareholder setting out the number/amount of the shareholding interest with respect to which it has opted to exercise its right of first refusal, failing which it shall be deemed to have waived its such right.

9.4.2 Tag-Along Right

When an Existing Shareholder intends to transfer, directly or indirectly, its interest in the Target Company to any third party, the Investors shall have the option to demand to sell the same proportion of their shareholding interests to the same third party at the same price and on the same condition as the Existing Shareholder, and the Existing Shareholder shall ensure that the purchaser shall acquire the shareholding interests proposed to be transferred by the Investors at the price at which it acquires shareholding interest from the Existing Shareholder. The Investors shall decide whether to exercise their tag-along rights within five (5) business days from the board meeting or shareholders’ meeting convened to review such equity transfer by the Existing Shareholder. When an Investor opts to exercise its tag-along right, it shall give a pertinent written notice to such Existing Shareholder setting out the number/amount of the shareholding interest with respect to which it has opted to exercise its tag-along right, failing which it shall be deemed to have waived its such right.

9.4.3 Right to Demand Buybacks

Upon Investment Completion, if the Target Company’s average full-year net return on assets (Note: Full-Year Net Return on Assets = Full-Year Net Profits / Full-Year Net Assets) during the 3-year period from 2017 to 2019 is lower than 6%, the Investors shall each be entitled to demand the Existing Shareholders to buy back all or part of their shareholding interests in the Target Company at 100% of the amounts invested by the Investors hereunder plus 6% annualized interest (simple interest) (annualized return shall be translated as far as possible into a daily value and shall accrue from the date of full payment of investment amounts (in the case of Party B) or the execution date of this Agreement (in the case of Party C) through the date of actual receipt of the buyback price ) and the Existing Shareholders shall mutually assume joint and several guarantee liabilities for the aforesaid buyback obligation, provided that any compensatory payments, dividends and other incomes previously received by the Investors shall be deducted from such equity buyback price.

If any Investor demands a buyback in accordance with the preceding paragraph, then such Investor and the Existing Shareholders shall all be obligated to notify the other Investors, failing which such Investor shall not exercise its right to demand buybacks.

9.4.4 Drag-Along Right

Unless otherwise agreed herein, if the Target Company’s average full-year net return on assets (Note: Full-Year Net Return on Assets = Full-Year Net Profits / Full-Year Net Assets) during the 3-year period from 2017 to 2019 is lower than 6%, then in addition to its right to demand the Existing Shareholders to buy back under Article 9.4.3 hereof, Party B may (and shall be entitled to) equally opt to transfer all of its shareholding interests in the Target Company to any third party. In such event, provided that Party B agrees for such third party to acquire all of its shareholding interests in the Target Company and the purchase price of such third party is not lower than the Post-Money Valuation, then the Existing Shareholders and other shareholders shall agree to the terms and conditions for the acquisition by such third party of all relevant shareholding interests in the Target Company and shall procure their appointed directors to adopt the agreement(s) pertaining to the acquisition by such third party of all relevant shareholding interests in the Target Company. Any shareholder of the Target Company whose appointed director has disagreed with the terms and conditions for such acquisition by such third party of all relevant shareholding interests in the Target Company shall purchase all of Party B’s shareholding interest in the Target Company at the price proposed to be paid by such third party for the acquisition of such shareholding interests. The Parties have no objection whatsoever with respect to the foregoing and hereby waive all of their defenses.

9.4.5 Preemptive Right

If, following the Investment Completion, the shareholders’ meeting of the Target Company resolves to effect a subsequent capital increase, then under the same conditions, the Investors shall have the preemptive right with respect to the same in proportion to their shareholding interests in the Target Company. If an Existing Shareholder of the Company also asserts its preemptive right, then the Investors and such Existing Shareholder of the Company shall determine their respective shares of investment subscription through consultations, failing which the Investors and such Existing Shareholder of the Company shall subscribe for the capital increase in proportion to their then shareholding interests in the Target Company.

9.5 Material Matter Decision Powers

Upon Investment Completion, decisions by the Target Company and its subsidiaries on the following matters must be resolved upon by its board of directors and shall only be adopted by the unanimous affirmative vote of all directors (in the case of the matters set out in subparagraphs (1) through (4)) or by the affirmative vote of more than half of the directors (in the case of the matters set out in subparagraphs (5) through (9)):

(1)	Dissolution or liquidation of the Target Company;

(2)	Increase or decrease of the registered capital of the Target Company;

(3)	Combination or division of the Target Company;

(4)	Change in the composition of the board of directors of the Target Company and any change to the arrangement for the appointment of directors set out in Article 8.2 hereof;

(5)	Matters resulting in the main business of the Target Company exceeding the business scope stated in its business license;

(6)	Material debt financing activities of the Target Company involving an amount of RMB5 million or above;

(7)	Mergers, acquisitions, external investments or assets disposals outside of the main business of the Company involving a transaction value greater than 100% of the total assets of the Target Company or RMB10 million;

(8)	Provision by the Target Company of guarantees for the indebtedness of other entities or individuals outside of the requirements of the business operations of the Target Company;

(9)	Any single Related Party Transaction of the Target Company with a value greater than RMB1 million.

Article 10 Representations and Warranties

10.1	The Target Company and the Existing Shareholders hereby jointly and severally represent and warrant to the Investors as follows:

10.1.1	The Target Company is lawfully incorporated and validly existing, has fully paid up its registered capital and is free from any circumstance of underpayment of registered capital, fraudulent contribution of registered capital, or illicit withdrawal of registered capital. The previous equity transfers and investments by the Existing Shareholders of the Target Company are all lawful and authentic. The description of the current shareholding structure is true, complete and accurate, free from any fraudulent, untrue or misleading statement or any omission. Other than the pledge to KIP and those circumstances otherwise agreed hereunder, no charge, pledge, third party right, scheme of nominee shareholding or other encumbrance has been created by the Existing Shareholders on their shareholding interests, nor do there exist any agreements, arrangements or obligations creating any encumbrance in respect of such shareholding interests.

10.1.2	The outstanding Indebtedness (i.e. bank loans, shareholder loans and other types of borrowings) of the Target Company as of the date hereof has been truthfully disclosed to the Investors (as more fully described in the list of indebtedness); and other than those disclosed items, there are no undisclosed Indebtedness having a material effect on the Proposed Investment.

10.1.3	The assets (i.e. direct-sale stores and trademarks, patents, copyrights, domain names in financial statements) owned by the Target Company as of the date hereof are all lawful properties of the Target Company, free and clear of any ownership dispute and any charge, pledge or other restriction of rights having a material effect on the Proposed Investment.

10.1.4	As of the date hereof, the Target Company does not have any outstanding external guarantees (including but not limited to guarantees provided for the account of shareholders or other third parties) or any other external commitments likely to result in the Company being held jointly and severally liable and as such have a material effect on the Proposed Investment.

10.1.5	Financial Data: The content of the Zhonghui accounting firm audit report as of the audit base date of May 31, 2016 as provided by the Company is true and valid and is free and clear of any material omission or concealment likely to have a material effect on the transactions contemplated hereunder.

10.1.6	The Company has duly submitted tax returns and other relevant documents to tax authorities and there exists no tax dispute.

10.1.7	Insurance: The Company has taken out relevant insurance policies for its material assets.

10.1.8	Currently the senior management personnel have fully complied with the provisions of laws and those of the employment contracts between the Company and such personnel in all material respects; and the employment relationship entered into by the senior management personnel and the Company is not in breach of any non-compete obligations agreed with third parties.

10.1.9	Litigation and Administrative Sanctions: Other than those expressly disclosed, currently, the actual controller of the Company and the Company and its directors and senior management personnel are not involved in any claim, litigation, arbitration, judicial investigation or administrative investigation or sanction which concerns the operations of the Company, remains pending and creates a material effect on the operations of the Company and whose amount at issue exceeds RMB10, 000.

10.1.10	Anti-Corruption Clause: Neither the Company nor its Existing Shareholders have gifted any equity, given any large-amount gift, transferred any equity at a nominal, low price or funneled other benefits to the personnel of the Investors or engaged in similar laws or rules-breaching conduct intended to influence or interfere with the Investors’ normal investment decision and post-investment management to the detriment of the interest of the Investors.

10.1.11	Prohibition of Related Party Transactions: Other than the disclosed Related Party Transactions between the Target Company and the Existing Shareholders, there exist no Related Party Transactions of any kind between the Target Company and the Existing Shareholders.

10.2	The Investors hereby represent, warrant and undertake to the Existing Shareholders and the Target Company with respect to the Proposed Investment as follows:

10.2.1	Party B is an enterprise duly incorporated and validly existing under the laws of PRC; Party C is an enterprise duly incorporated and validly existing under the laws of the Republic of Korea.

10.2.2	The Investors have obtained all necessary internal and external approvals or authorizations and possess all legitimate rights, powers and authorities to enter into this Agreement and to perform their obligations under this Agreement.

10.2.3	Party B will pay all of the investment amounts in accordance with this Agreement and the sources of its funds are legal.

10.2.4	The Investors will assist the Target Company in connection with the completion of relevant formalities, including without limitation the formalities required for the effectiveness of this Agreement and relevant documents under PRC laws, and the approval and industry and commerce authority registration formalities involved in the Restructuring.

Article 11 Closing

11.1	Within ten (10) business days from the registration of the Proposed Investment with the industry and commerce authority and the consummation by the Investors of their corresponding Contributions, the Target Company and the Existing Shareholders shall furnish the following documents or materials to the Investors:

11.1.1	Copies of the amended business license of the Target Company affixed with company common seal;

11.1.2	Copies of the New Articles of the Target Company, copies of the board resolution(s) changing the composition of the board of directors in accordance with this Agreement; and copies of the letters appointing directors and supervisory board member(s);

11.1.3	Original capital contribution certificates signed by the legal representative of the Target Company and affixed with the common seal of the Target Company, setting forth the particulars of the shareholding interests of the Investors in the Target Company; and

11.1.4	The shareholder register issued by the Target Company.

Article 12 Interim Period Arrangement

12.1	The Target Company and the Existing Shareholders hereby undertake to the Parties that: during the Interim Period, they shall ensure that the Target Company and its subsidiaries shall duly carry on their business as it has been and is currently conducted by the Target Company and its subsidiaries, and except for the purpose of the performance of the Agreement, without prior written consent of the Investors, neither the Target Company nor the Existing Shareholders shall conduct or cause the Target Company and its subsidiaries to conduct any of the following activities:

12.1.1	to supplement, amend or modify in any form the articles of association or other organizational documents of the Target Company;

12.1.2	to cause or permit the Target Company to sell, assign, mortgage or otherwise dispose of any of its material assets or businesses (other than in the ordinary course of business), or make external investments, or engage in any form of external financing, or acquire material assets of other persons, or create any encumbrance on its assets, or make any of the above commitments;

12.1.3	to cause or permit the Target Company to incur any material liabilities (other than in the ordinary course of business) or provide any loans or guarantees to any third party;

12.1.4	to cause or agree for the Target Company to conclude any material agreement (other than in the ordinary course of business);

12.1.5	to cause or agree for the Target Company to split or merge with others, or make any external investment;

12.1.6	to distribute the accumulated undistributed profits of the Target Company to the Existing Shareholders;

12.1.7	to engage in any other act which is likely to have a material adverse effect on the Target Company and/or its existence, business, operation, management, assets, financial conditions and other aspects;

12.1.8	to solicit or support, directly or indirectly, any third party’s requests, proposals and offers with respect to equity financing or sales of equity; offer any third party negotiations and discussions with respect to equity financing or sales of equity; enter into any agreements or arrangements with respect to equity financing or sales of equity with third parties; or

12.1.9	any form of Related Party Transactions between the Target Company and the Existing Shareholders with respect to the Company’s business operations.

Article 13 Party D’s Post-Investment Equity Swap

13.1 Upon Investment Completion, the Parties shall immediately conduct the formalities regarding the transfer by Party D of its equity in Party A to Party C, whereupon all the other shareholders shall sign relevant board resolutions and other related documents approving such equity transfer and waiving their rights of first refusal, and shall cooperate in the relevant filing, approval and registration procedures. The price for the transfer by Party D of its equity to Party C shall be equal to the amount of Party D’s investment in Party A under this Agreement. The Parties acknowledge that Party D’s Post-Investment Equity Swap shall be without prejudice to the legal effect the Agreement and that the Parties shall still enjoy their respective rights and perform their respective obligations as agreed herein.

13.2 The Parties shall procure that the Post-Investment Equity Swap matters shall achieve within 6 months from the Investment Completion the filing with/approval from the competent commerce department or the change registration with the administrative authority for industry and commerce (whichever is earlier).

13.3 Specific matters pertaining to the Post-Investment Equity Swap shall be dealt with in accordance with Annex V hereto.

13.4 Upon Investment Completion and prior to the consummation of the above-stated equity transfer, all rights in and to the equity held by Party D in the Company shall be actually enjoyed by Party C; Party D is only a nominal shareholder.

13.5 Party C’s convertible debt creditor rights under the Bond Subscription and Investment Agreement by and among Party C, Yi Bai Hotel and other parties thereto shall be the consideration for its acquisition of Party D’s equity in the Company.

13.6 Upon completion of the equity transfer set out herein, the Bond Subscription and Investment Agreement by and among Party C, and Yi Bai Hotel and other parties thereto shall immediately terminate and no longer apply. With respect to the facts or acts before such termination, contractual liabilities among the Parties have been satisfied, and there are no claims of payment, compensation or indemnity among the Parties, either now or in the future.

13.7 With respect to the liabilities and obligations assumed by the Company and the Existing Shareholders towards Party C under the Agreement and its Annexes, the Existing Shareholders shall pledge the 15% equity held by them in the Company upon the Investment Completion to Party C for a term of three years, and shall complete the pledge registration within 60 days upon Investment Completion. The Parties shall at the relevant time agree and procure their appointed directors to agree such equity pledge-related matters.

Article 14 Modification and Termination of the Agreement

14.1 Upon occurrence of one or more of the following circumstances, the Investors or the Existing Shareholders are entitled to unilaterally terminate the Agreement with written notice:

14.1.1 The disapproval by the competent commerce department of the investment and equity transfer transactions contemplated hereunder results in the investment and equity transfer transactions contemplated hereunder being incapable of taking effect or the fundamental provisions of this Agreement being incapable of being performed, materially affecting thereby commercial purposes of the Investors, the Existing Shareholders or the Target Company at the time of execution of this Agreement;

14.1.2 If any change occurs to the laws, regulations and rules upon which this Agreement is based and thus renders the main contents of this Agreement unlawful, or any Party hereto is incapable of performing its main obligations hereunder due to a policy or order of the state; or

14.1.3 Any Party commits a material breach, causing thereby the non-completion of the Proposed Investment or the failure to fulfill the commercial purpose of the Agreement.

14.2 Upon the Parties’ unanimous consent, the Parties may rescind or terminate the Agreement in writing prior to the Investment Completion.

Article 15 Liability for Breach

15.1 General Principle

The Parties hereto shall conscientiously perform the Agreement based on the principle of honesty and good faith. If any Party breaches the provisions of this Agreement, it shall be deemed to have been in breach of this Agreement and shall, unless otherwise agreed herein, indemnify the other Parties against all of their resulting losses (including but not limited to the arbitration fees, the attorney’s fees and the investigation and evidence collection fees incurred in connection with their claims) and shall be liable to continue to perform this Agreement and to take remedial measures.

15.2 The occurrence of any of the following circumstances shall constitute an event of default under the Agreement or its Annexes:

15.2.1 Representations and warranties made by any Party under the Agreement or its Annexes are proved to be untrue or materially misleading or contain material omissions;

15.2.2 Any Party violates its undertakings under the Agreement or its Annexes; or

15.2.3 Any Party fails to perform the obligations under the Agreement or its Annexes.

15.3 Upon occurrence of any of the events of default set forth in Article 15.2, in light of the content of the event of default, a Party hereto (the “Defaulting Party”) shall assume in the following manner the breach of contract liabilities by continuing to perform this Agreement, taking remedial measures and indemnifying for the losses of the other Party(ies) directly targeted by such event of default and/or their respective successors of rights and obligations (collectively the “Non-Defaulting Parties”). The Non-defaulting Parties shall have the discretion to exercise the right to terminate this Agreement and to demand the Defaulting Party to assume the breach of contract liabilities pursuant to this Agreement. The Defaulting Party hereby waives any objections to the default treatment method chosen by the Non-defaulting Parties.

15.4 Special Agreements

15.4.1 In case that Party B fails to pay its investment amount as agreed herein, for each day of delay, Party B shall pay Party E liquidated damages equivalent to one tenth of one percent of the payable but outstanding investment amount; in case that Party B’s delay in the payment of its investment amount lasts twenty (20) business days, Party B shall pay Party E liquidated damages in the amount of RMB10,000,000.00 (ten million Yuan Renminbi) and shall continue to indemnify the other Parties against all of their resulting losses ( if the liquidated damages are not sufficient to cover losses) (including but not limited to the arbitration fees, the attorney’s fees and the investigation and evidence collection fees incurred in connection with their claims). In addition, the Agreement shall be continuously performed, provided however that the Non-defaulting Parties shall have the discretion to exercise the right to terminate this Agreement and to demand the Defaulting Party to assume the breach of contract liabilities pursuant to this Agreement. The Defaulting Party hereby waives any objections to the default treatment method chosen by the Non-defaulting Parties.

15.4.2 Upon completion by the Company of the approval procedures for the Proposed Investment, if Party A, Party D, Party E do not agree to Party B’s investment, or fail to perform their respective obligations hereunder, or fail to cooperate in the change (including but not limited to shareholding change, board members change) registration formalities with the administrative authority for industry and commerce within ten (10) business days from the approval by the competent commerce department of the Proposed Investment, for each day of delay, the Defaulting Parties agree to pay the Non-defaulting Parties liquidated damages equivalent in aggregate to one tenth of one percent of the payable but outstanding investment amounts; in case that the delay lasts for twenty (20) business days, the Defaulting Parties shall pay the Non-defaulting Parties liquidated damages in an aggregate amount of RMB10,000,000.00 (ten million Yuan Renminbi) and shall continue to indemnify the Non-defaulting Parties against all of their resulting losses if the liquidated damages are not sufficient to cover the losses (including but not limited to the arbitration fees, the attorney’s fees and the investigation and evidence collection fees incurred in connection with their claims). In addition, the Agreement shall be continuously performed, provided however that the Non-defaulting Parties shall have the discretion to exercise the right to terminate this Agreement (if the conditions to the termination of the Agreement have been satisfied) and to demand the Defaulting Party to assume the breach of contract liabilities pursuant to this Agreement. The Defaulting Party hereby waives any objections to the default treatment method chosen by the Non-defaulting Parties.

Article 16 Force Majeure

16.1 Force Majeure Event

A Force Majeure Event includes but is not limited to acts of God, war, acts of terrorism, riots, fires, explosions, earthquakes, epidemics or other unforeseeable, irresistible and unavoidable events arising due to any changes in laws, administrative regulations or department rules, or any other reasons beyond the reasonable control of the affected Party(ies).

16.2 Force Majeure Event Notification

If after the execution of this Agreement, any Party is prevented from fulfilling the terms and conditions of the Agreement as a result of the occurrence of any Force Majeure Event, such affected Party shall within ten days from the occurrence of such Force Majeure Event give the other Parties hereto a written notice accompanied by supporting documents with legal effect to prove occurrence of such Force Majeure Event and that such Force Majeure Event occurs no later than the delay in performance.

16.3 Excused Breach

Neither delayed performance nor non-performance of the Agreement due to a Force Majeure Event shall constitute a breach of the affected Party, nor shall it give rise to any claims for damages, losses or penalties, in which case each Party shall remain obligated to take reasonably practicable measures to perform this Agreement. Upon elimination of the Force Majeure Event, the affected Party shall give the other Parties a written notice setting out the elimination of the Force Majeure Event as soon as possible, and the other Parties shall confirm their receipt of such written notice upon receipt.

Article 17 Confidentiality

17.1 The Parties hereto agree to maintain in confidence any and all information provided by or on behalf of a Party to the other Parties in connection with all material aspects of the transactions contemplated hereunder and/or information contained herein (other than the information proved to have been received, disclosed or made public by duly authorized third parties), and agree not to disclose such information to any other party (other than the employees, officers and directors of the disclosing Party who have a need to know such information in connection with the transactions contemplated hereunder) without the written consent of the other Parties except if such information is disclosed: (1) to the lawyers, the accountants, the advisors and the consultants who have a need to know such information in connection with the transactions and are bound by a non-disclosure agreement; (2) to the relevant PRC governmental or regulatory authorities as required by applicable laws and regulations; and (3) in accordance with the requirements of applicable laws and regulations; provided, however, that prior to such disclosure, the disclosing Party shall notify the other Parties of its intended disclosure and proposed disclosure content either orally or in writing. Without prior written consent of the other Parties, no Party shall make any public disclosure or statement to the media with respect to the transactions contemplated hereunder.

Article 18 Governing Law and Dispute Resolution

18.1 Governing Law

The entry into, effectiveness, performance, interpretation, amendment and termination of, and other matters related to this Agreement shall be governed by the laws, regulations and rules of the People’s Republic of China.

18.2 Dispute Resolution

Any dispute arising out of or relating to this Agreement shall be resolved through friendly consultations of the Parties. If such friendly consultations fail, such dispute shall be referred to Shanghai Arbitration Commission for arbitration in Shanghai in accordance with the then effective arbitration rules of such commission. The arbitral award shall be final and binding upon the Parties.

Article 19 Miscellaneous

19.1 Notice

19.1.1 Except where any other provisions are provided herein with respect to the telephone instructions or notices, all notices, requests, instructions and other communications required or permitted to be given to any Party hereunder shall be in writing and signed by or on behalf of the notifying Party. Notices shall be sent by fax, or by hand, prepaid registered letter, registered mail or special courier service and addressed to the addresses or fax numbers set forth in Article 19.1.2 (or such other addresses or fax numbers as may be duly notified pursuant to this Article). Notices sent by hand, by fax or by mail shall be deemed duly given:

(1) upon receipt, if delivered by hand;

(2) at the time of transmission of the relevant fax if the fax is sent or a confirmation of successful transmission is generated by the fax machine in case of delivery by fax;

(3) at 5:00 PM on the 5th day after mailing if delivered by prepaid registered mail or registered mail (with return receipt requested); or

(4) at 9:00 AM on the 3rd day after mailing if delivered by special courier service.

19.2 The addressees and fax numbers of the Parties for the purposes of the notice referred to in Article 19.1.1 are as follows:

Yibon Hotel Group Co., Ltd

Address: Floor 4, No329, Qing Shan Road, Minhang District, Shanghai

Recipient: Wu Yuechun

Fax No.: 021-34786601

Shanghai Bei Fu Industrial Co., Ltd

Address: Suite A29, Floor 4, No.477, Fute West First Road, Free Trade Zone (Shanghai), China

Recipient: Xu Shuguang

Fax No.: 021-56531299

KIP 17

Address: Room 4102, No.1468, Nanjing West Road, Jing’an District, Shanghai

Recipient: Zheng Yanjun

KIP 20

Address: Room 4102, No.1468, Nanjing West Road, Jing’an District, Shanghai

Recipient: Zheng Yanjun

Ru Shi Limited

Address: Floor 4, No.329, Qing Shan Road, Minhang District, Shanghai

Recipient: Wu Yuechun

Fax No.: 021-34786601

Yibon Group Existing Shareholders (Representative)

Address: Floor 4, No.329, Qing Shan Road, Minhang District, Shanghai

Recipient: Wu Yuechun

Fax No.: 021-34786601

19.1.3 If due to internal reasons of the entity or unit, any notice, request, demand, consent, approval, statement or other communication fails to be served or is served in a delayed manner on the designated addressee, its effectiveness shall not be affected so long as the notifying Party is capable of proving its receipt by the receiving Party.

19.2 Severability

If any term, commitment, condition or provision of this Agreement becomes illegal, invalid or unenforceable for whatever reason, such illegality, invalidity or unenforceability shall not affect the remainder of this Agreement, which shall remain valid, enforceable and in full force and effect as if no illegal, invalid or unenforceable provisions were contained herein.

19.3 Amendment

No amendment to this Agreement may take effect unless it is in writing and duly signed by each Party. The term “amendment” shall include any modification, supplement, deletion or novation. Any amendment to the Agreement shall constitute an integral part of the Agreement.

19.4 For the purposes of the filling, approval and registration of the Restructuring, the Parties may enter into separate investment agreements and equity transfer agreements. Unless otherwise specified at the applicable time, in case of any discrepancy between the provisions of such separate investment agreements or equity transfer agreements and the provisions of this Agreement, the provisions of this Agreement shall prevail.

19.5 Waiver

Unless expressly waived or amended in writing, the rights of the Parties hereunder shall not be waived or amended. No failure or delay by any Party in exercising any right shall operate as a waiver or amendment of that or any other right, nor shall any defective or partial exercise of any right preclude any other or further exercise of that or any other right. Neither act, implementation process or negotiation of any Party shall prevent in any manner such Party from exercising any of such rights, nor shall it constitute an interruption to, or an amendment of, such rights.

19.6 Entire Agreement

The Agreement constitutes the entire agreement among the Parties with respect to the subject matters hereof and supersedes all prior discussions, negotiations and agreements. Without unanimous consent of the Parties, no separate agreement may be entered into by and among some of the Parties with respect to any matters which have been expressly agreed upon herein.

19.7 Titles

The titles used in this Agreement or its Annexes are inserted for convenience only and shall not affect the meaning and interpretation of any provisions of the Agreement.

19.8 Annex

The Annexes listed in this Agreement, together with the body text of this Agreement, shall form the entire text of this Agreement. The Annexes shall have the same legal effect as the body text of this Agreement. Each of the Parties undertakes to be bound by the Annexes and to perform their respective legal obligations thereunder.

19.9 Copies

This Agreement is made in ten original copies, of which Party A, Party B, Party C and Party D shall each hold two copies, and the rest shall be retained by the Company; each copy shall have same legal effect.

19.10 Effectiveness

This Agreement shall be formed and become effective once it is executed or sealed by the Parties or their authorized representatives, and the Parties shall cooperate in carrying out the relevant filling and approval formalities with the competent commerce departments.

[No Operative Text Below]

(No operative text on this page, signature page to the Investment Agreement)

Yibon Hotel Group Co., Ltd (seal)

Signature:	(sgd)
Name:	Wu Yuechun
Title:	Legal Representative

(No operative text on this page, signature page to the Investment Agreement)

Shanghai Bei Fu Industrial Co., Ltd (seal)

Signature:	(sgd)
Name:	ALEX SHUGUANG XU
Title:	Legal Representative

(No operative text on this page, signature page to the Investment Agreement)

KIP Growth Capital Fund No.17 (seal)

Signature:	(sgd)
Name:
Title:

Korea Investment Global Frontier Fund No.20 (seal)

Signature:	(sgd)
Name:
Title:

(No operative text on this page, signature page to the Investment Agreement)

Ru Shi Limited

Signature:	(sgd)
Name:	Wu Yuechun
Title:

(No operative text on this page, signature page to the Investment Agreement)

Yibon Group Existing Shareholders:

Chen Guoguang	Wu Ruobing
Wu Yuechun	Xu Haodi
Chen Jiansu	Zheng Lei
Wei Xilin	Xu Genghui
Zhang Heqi	Cai Siquan
Wang Hongdong	Yan Tiangong
Chen Fangwei	Yuan Lili
Zhang Kai	He Le
Huang Fuxin	Luo Wending
Yuan Shaorong	Li Ke
Wang Jie	Wang Mingquan
Yan Weidong	Lv Lianping
Wu Xianyong	Zhang Le
Li Qiang	Ding Limin
Chen Ruijuan

Supplementary Agreement to the Investment Agreement

This supplementary agreement (this “Agreement”) supplements the Investment Agreement (the “Investment Agreement”) dated April 5, 2017. In accordance with the first paragraph of Article 8.10 of the Investment Agreement, if and when Party B or its affiliated company engaged in hotel-related business intends to conduct an initial public offering or otherwise lists their equity securities on a stock exchange, then prior to the submission by such entity (“Listing Entity”) of the listing application, Party B shall notify the other Parties who will then be entitled to exchange their shareholding interests in the Company for the shareholding interests in the Listing Entity at an exchange price reflecting the reasonable valuation of the Company. Unless otherwise defined herein, the defined words used in this Agreement shall have the same meaning as those used in the Investment Agreement.

If Party B is listed on the New York Stock Exchange by the end of 2019, the Parties hereby agree as follows:

1.	The Parties agree to waive their relevant rights under the first paragraph of Article 8.10 of the Investment Agreement.

2.	Within two weeks from the Target Company furnishing to Party B (no later than April 30, 2020) its audited 2019 financial statements (“Target Company Financial Statements ”) prepared in accordance with the US GAAP and issued by a Big Four auditor, the shareholders of the Target Company shall be entitled to demand Party B to procure the exchange of all or part of their shareholdings in the Target Company for the shareholdings in the Listing Entity ( “Share Exchange”), either by way of the issuance by the Listing Entity of its shares to the Share Exchange shareholders, or by way of the assignment by Party B or a Party B-designated third party of the Listing Entity shares to the Share Exchange shareholders.

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3.	The number of the Listing Entity shares to be exchanged for under Paragraph 2 above shall be calculated using the formula below:

Target Company 2019 Net Profits After Non-Recurring Gains and Losses * Listing Entity 2019 P/E Ratio After Non-Recurring Gains and Losses ÷ Listing Entity Shares Average Trading Price * Shareholder’s Shareholding Percentage in Target Company

“Target Company Net Profits” means the consolidated after-tax net profits of the Target Company reported in the Target Company Financial Statements ( but after the elimination of the impact of non-recurring gains or losses).

“Listing Entity Shares Average Trading Price” means the average of the closing prices (to be converted to RMB at the latest middle exchange rate for RMB to US dollar on the trading date published by China Foreign Exchange Trading Center) of the Listing Entity shares over the twenty trading days preceding the date on which Target Company furnishes the Target Company Financial Statements to Party B pursuant to Paragraph 2 above.

“Listing Entity P/E Ratio” means the Listing Entity Shares Average Trading Price divided by the 2019 total net profits of the Listing Entity (after deduction of non-recurring gains or losses) and then multiplied by the total number of the Listing Entity shares. The Target Company and the Listing Entity shall apply the same P/E ratio in calculating their valuations.

In accordance with Article 8.10 of the Investment Agreement, the valuation of the Target Company shall in no event be lower than the Post-Money Valuation.

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4.	After the assertion of its Share Exchange demand and before the implementation of the Share Exchange, each Share Exchange shareholder shall complete the PRC outbound investment approval formalities for its Share Exchange (if required), including without limitation the State Administration of Foreign Exchange approval. If a Share Exchange shareholder fails to complete outbound investment approval formalities (if required) within 1 year from the assertion of its Share Exchange demand, the relevant Parties shall reach a solution thorough discussions and Party B shall bear no breach of contract liabilities. Party B shall ensure that Share Exchange shareholder shall acquire the Listing Entity shares within 6 months from their completion of outbound investment approval formalities (if required), failing which Party B shall bear breach of contract liabilities (unless otherwise agreed by the relevant Parties).

The Parties have executed this Agreement as of this day of             .

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(No operative text on this page, signature page to the Supplementary Agreement to the Investment Agreement)

Yibon Hotel Group Co., Ltd

Signature:	(sgd)

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(No operative text on this page, signature page to the Supplementary Agreement to the Investment Agreement)

Ru Shi Limited

Signature:	(sgd)

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(No operative text on this page, signature page to the Supplementary Agreement to the Investment Agreement)

Yibon Group Existing Shareholders

Chen Guoguang	Wu Ruobing
Wu Yuechun	Xu Haodi
Chen Jiansu	Zheng Lei
Wei Xilin	Xu Genghui
Zhang Heqi	Cai Siquan
Wang Hongdong	Yan Tiangong
Chen Fangwei	Yuan Lili
Zhang Kai	He Le
Huang Fuxin	Luo Wending
Yuan Shaorong	Li Ke
Wang Jie	Wang Mingquan
Yan Weidong	Lv Lianping
Wu Xianyong	Zhang Le
Li Qiang	Ding Limin
Chen Ruijuan

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(No operative text on this page, signature page to the Supplementary Agreement to the Investment Agreement)

Korea Investment Global Frontier Fund No.20

Signature:	(sgd)
Name:
Title:

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(No operative text on this page, signature page to the Supplementary Agreement to the Investment Agreement)

KIP Growth Capital Fund No.17

Signature:	(sgd)
Name:
Title:

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